[LETTERHEAD OF RECONTA ERNST & YOUNG]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form F-3 of Fila Holding S.p.A. of our report dated April 2, 2002, with respect to the consolidated financial statements of Fila Holdings S.p.A. and Subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which report is included in the Annual Report (Form 20-F) of Fila Holding S.p.A. for the year ended December 31, 2001. We also consent to the reference to our firm under the caption "Experts" in the registration statement of Form F-3.


/s/ RECONTA ERNST & YOUNG
-------------------------
Milan, Italy
January 30, 2003